UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 27, 2017

American River Bankshares
(Exact name of registrant as specified in its charter)

California	0-31525	68-0352144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Zinfandel Drive, Suite 450, Rancho Cordova, California 95670

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(916) 851-0123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Executive Officer.

On October 27, 2017, David Taber resigned from his position as President and Chief Executive Officer of American River Bankshares (the “Company”). He also resigned from the Company’s Board of Directors and from all of his positions with the Company’s wholly-owned subsidiary, American River Bank (the “Bank”), a California chartered commercial bank, headquartered in Sacramento, California. Mr. Taber’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with his separation from the Company and the Bank, Mr. Taber and the Company entered into a Separation and Release Agreement (“Separation Agreement”). Under the terms of the Separation Agreement, Mr. Taber resigned from all positions he held with the Company, the Bank, and each of its respective affiliated entities (“Affiliated Entities”) including as a member of the Board of Directors of the Company, the Bank, and the Affiliated Entities. The Separation Agreement provides that the Company will pay or provide to Mr. Taber:

(a) separation payments and benefits consisting of:

(i) all unpaid base salary and unused vacation and PTO days earned through the Separation Date;

(ii) reimbursement for any reasonable and necessary business expenses incurred on or prior to the Separation Date;

(iii) Employer matching contributions to Employer’s 401(k) Plan relating to elective contributions from compensation through the Separation Date;

(iv) reimbursement or payment of premiums, costs, etc. for benefits provided to Mr. Taber, including, automobile lease and operating expenses, and health, disability and life insurance through the Separation Date;

(v) payments provided under the Company’s Deferred Compensation Plan and Salary Continuation Plan, in the amounts and at the times set forth in such plans and the elections made thereunder and otherwise in accordance with the terms and conditions of such plans; and

(vi) indemnification of Mr. Taber after the Separation Date under directors’ and officers’ insurance policies, articles of incorporation, bylaws, indemnification agreements and employment agreements to which Mr. Taber is a party, for events that occurred while Mr. Taber was an officer, trustee, or director of the Company, the Bank, or any of the Affiliated Entities; and

(b) in consideration for Mr. Taber’s agreements under the Separation Agreement additional consideration, including the following:

(i) an amount equal to 12 months of Mr. Taber’s annual base salary payable on the Company’s regular pay cycle through the Company’s payroll over a 12 month period commencing on the Separation Date, net of applicable withholding;

(ii) an amount equal to a pro-rated portion of Mr. Taber’s prior year’s annual cash bonus based on the number of days commencing on January 1, 2017 and ending on and including the Separation Date, payable in a lump-sum within thirty (30) days following the Separation Date;

(iii) all outstanding and then unvested stock options, restricted stock and other equity awards (“Equity Awards”) granted to Mr. Taber will vest as follows: (A) all unvested Equity Awards that are subject to vesting solely based on Mr. Taber’s continued employment shall be deemed to have vested as if his employment has continued for one (1) year following the Separation Date; and (B) all other Equity Awards shall vest in accordance with the terms of the plan document and applicable award agreement governing such other Equity Awards;

(iv) payment or reimbursement for a period of 18 months from the Separation Date or, if sooner, until such time as Mr. Taber qualifies for health insurance benefits through a new employer, for the cost of health insurance coverage for Mr. Taber and his eligible dependents;

(v) Company agrees to sell to Mr. Taber, at his option, the Company-owned automobile used by Mr. Taber at the greater of the Company’s depreciated cost basis or the wholesale value listed in the Kelly Bluebook used car guide, as of the Separation Date; and

(vi) Reimbursement of Mr. Taber’s legal fees incurred in reviewing and advising regarding the Separation Agreement.

In consideration of the additional consideration provided in the Separation Agreement that is summarized in subparagraph (b) above, Mr. Taber has agreed, among other things, to:

1.	Release all claims, known and unknown, he has or may have against the Company, the Bank, each Affiliated Entity and their respective officers, directors, employees, agents and representatives, arising out of acts or omissions occurring on or before the Separation Date, with customary exceptions for obligations arising from the Separation Agreement, vested benefits, indemnity rights and matters that cannot be released by private agreement, related to his employment, benefits or separation from employment with the Company, including without limitation a specific waiver of rights under specifically named statutes, including without limitation Section 1542 of the California Civil Code;

2.	To treat all Confidential Information (as defined in the Separation Agreement) as strictly confidential; not to disclose Confidential Information to any person; and not to access or use any Confidential Information except as required in the performance of any remaining authorized duties to the Company except as permitted under the Separation Agreement;

3.	To refrain for a period of twelve (12) months from soliciting, hiring or recruiting, directly or indirectly, any Company employee and from soliciting, contacting or meeting with Company customers intended to cause such customers to cease doing business with or curtailing the volume of business being done with the Company; and from making any defamatory or disparaging remarks regarding the Company, or its officers, directors except to the extent Mr. Taber has protected rights that cannot be waived or obligations to comply with valid orders of a court or an authorized government agency; and

4.	Limit his ownership of Company shares, his efforts to influence its Board and his efforts to acquire control of the Company.

The foregoing description of the principal terms of Separation Agreement is a general description only, and does not purport to be complete, and is qualified in its entirety by reference to the terms of the Separation Agreement attached hereto as Exhibit 10.37, which is incorporated herein by this reference

Appointment of New Chief Executive Officer.

On October 18, 2017, the Company’s Board of Directors appointed Mr. David Ritchie as the President and Chief Executive Officer of the Company and the Bank and as a member of the Board of Directors of each effective as of November 1, 2017.

Mr. Ritchie is 59 years old with over 31 years of banking experience. Starting his banking career in 1986 with, and continuing for 25 years at Wells Fargo Bank, National Association (“Wells Fargo”), including three years in the Sacramento Regional Commercial Banking Office, Mr. Ritchie worked in the Commercial Banking Group for 24 years, ultimately as Executive Vice President responsible for the management of the Regional Commercial Banking Office in Irvine, California – one of the largest banking offices in the Wells Fargo system. He also served as Executive Vice President and started the regional commercial banking office in Irvine, California, for OneWest Bank between November 2011 and June 2014. Between June 2014 until his resignation in October 2017 to accept his position with the Company, Mr. Ritchie served as Senior Vice President and head of the Regional Commercial Banking Office in Torrance, California, for U.S. Bank National Association.

Ritchie was not a party to any arrangement or understanding with any other person(s) pursuant to which he was selected as an officer and director of the Company. There is no family relationship between Mr. Ritchie and any of our other officers and directors.

The Company entered into an employment agreement with Mr. Ritchie on October 27, 2017, effective November 1, 2017 (the “Effective Date”), pursuant to which Mr. Ritchie will serve as President and Chief Executive Officer of the Company and the Bank, for a term of two (2) years subject to automatic renewal for one (1) year terms unless terminated sooner by either party, and will be appointed to the Board of Directors of the Company and the Bank. Mr. Ritchie will receive a base salary of $265,000 per annum subject to increase in the discretion of the Board. In addition, Mr. Ritchie will receive a pro-rated bonus for 2017, and a guaranteed bonus for 2018, of $160,000. Commencing in 2019, Mr. Ritchie will be eligible to receive a bonus upon the achievement of performance goals as determined by the independent members of the Board.

Prior to December 31, 2017, Mr. Ritchie will receive an award of restricted stock (the “Initial Restricted Stock Award”) pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 Equity Plan”) covering a number of shares determined by dividing the dollar value of Mr. Ritchie’s restricted stock and RSUs of Mr. Ritchie’s previous employer by the reported closing stock price of the Company’s common stock on the NASDAQ Global Select Market. The Initial Restricted Stock Award shall be subject to forfeiture in such amounts and such scheduled lapse as determined by the Board and such other terms and conditions specified in the 2010 Equity Plan and in the restricted stock award pursuant to which the Initial Restricted Stock Award is made.

Mr. Ritchie will also be entitled to twenty (20) days of paid vacation and to participate in all incentive plans and programs that are applicable generally to senior executives of the Company. In addition, the Company will reimburse Mr. Ritchie for up to $50,000 for reasonable relocation related expenses, the cost of temporary housing in Sacramento County for up to 6 months, and travel for Mr. Ritchie and his spouse between Southern California and Northern California.

The foregoing description of the principal terms of the Employment Agreement is a general description only, and does not purport to be complete, and is qualified in its entirety by reference to the terms of the Employment Agreement attached hereto as Exhibit 10.37, which is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.37	Separation and Release Agreement dated as of October 27, 2017, between the Company and Mr. Taber
10.38	Employment Agreement dated as of October 27, 2017, between the Company and Mr. Ritchie
99.1	Press Release dated October 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RIVER BANKSHARES

/s/ Mitchell A. Derenzo
October 27, 2017	Mitchell A. Derenzo, Chief Financial Officer